EXHIBIT 10.1

BEST WESTERN INTERNATIONAL, INC.

FIRST AMENDMENT OF THE

LONG-TERM COMPENSATION INCENTIVE PLAN FOR

KEY CONTRIBUTORS

WHEREAS, the Best Western International, Inc. (“Best Western”) Board of Directors (“Board”) approved and adopted the Best Western Long-Term Incentive Plan for Key Contributors (“Plan”) on April 30, 2007, with an effective date of July 1, 2007.

WHEREAS, the Plan defines its purpose, to include the retention of “Key Contributors” as the term is defined in the Plan.

WHEREAS, on October 25, 2017, the Board amended the Plan as follows:

AMENDMENT

Paragraph 2 shall be amended to include the following Definition:

“Qualifying Event” means the Key Contributor’s employment with the Company ending either:

(i)	By the Company without cause; or,

(ii)	By the Key Contributor for good reason.

The term “cause” shall include the Company’s reasonable belief that any of the following have occurred:

(i)	Conduct by the Key Contributor constituting embezzlement, theft, larceny, fraud or other acts of dishonesty (including, without limitation, the unauthorized disclosure of Confidential Information);

(ii)	The continued failure of the Key Contributor to meet performance expectations after written warning by the Company, and the Key Contributor’s failure to cure the same within the thirty (30) day period following the Key Contributor’s receipt of the warning;

(iii)	The Key Contributor’s conviction of (or pleading guilty to) a felony or any other crime involving fraud, embezzlement, theft, moral turpitude or dishonesty (whether or not such criminal offense is committed in connection with the Key Contributor’s duties hereunder, or in the course of his employment with the Company);

(iv)	The Key Contributor’s involvement with any activity or incident which may have a material adverse effect on the Key Contributor’s ability to carry out his duties or upon the reputation of the Company;

(v)	The Key Contributor’s intentional and unauthorized acts which cause harm to the Company’s financial performance, operations, goodwill or reputation; or

(vi)	The Key Contributor’s engaging in material insubordination or repeated insubordination or other willful misconduct or negligence in the performance of duties to the Company as determined in the sole and absolute discretion of the Company.

For purposes of this policy “good reason” shall include:

(i)	A material diminishment of the Key Contributor’s duties or responsibilities;

(ii)	The assignment by the Company to the Key Contributor of substantial additional duties or responsibilities that are inconsistent with the duties or responsibilities then being carried out by the Key Contributor and which are not duties of an executive nature;

(iii)	Material fraud by the Company; or

(iv)	Discontinuance of the active operation of the Company’s business, or the Company’s insolvency, or the filing by or against the Company of a petition in bankruptcy or for reorganization or restructuring pursuant to applicable insolvency or bankruptcy law.

Paragraph 2(r) “Separation from Service,” first sentence shall be amended as follows:

(r) “Separation from Service” shall be deemed to occur with respect to a Key Contributor if he/she dies, retires, leaves the employment of the Company as a result of a Qualifying Event, or otherwise has a termination of employment with the Company, provided, that a Key Contributor’s employment relationship will be treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or longer, and the Key Contributor’s right to reemployment is provided whether by statute or by contract.

Paragraph 8 shall be amended as follows:

8. Vesting on Separation From Service Due to Death, Disability, Retirement, or Qualifying Event. If a Key Contributor incurs a voluntary or involuntary Separation from Service before payment of all Awards granted to him/her hereunder, such individual will forfeit any unpaid Awards or Awards previously granted to him/her unless the Key Contributor’s Separation from Service is due to the Key Contributor’s death, Disability, Retirement, or Qualifying Event, in which case such individual will be eligible to receive such unpaid Awards together with a pro rata portion of the Award (based on the number of days during the then current Performance Period in which such individual was actually employed by the Company) granted to the Key Contributor for the Performance Period in which his/her Separation from Service occurs.

2

/s/ Lawrence M. Cuculic
Lawrence M. Cuculic Secretary

3

Best Western International, Inc.,

LONG-TERM COMPENSATION INCENTIVE PLAN FOR KEY

CONTRIBUTORS

1. Purpose. The Board of Directors for Best Western International, Inc., has previously communicated to Key Contributors its desire and intention to create a Long-Term Incentive Plan that would ensure incentive opportunities for key executives; further the objective of providing fair, reasonable and competitive compensation; provide enhanced earnings opportunity for key executives; reinforce superior performance over the long-term so that value is delivered to Company members over time; and promote the retention of key executives. Having now determined the appropriate terms and conditions for such a Plan, the Board adopts this Long-Term Compensation Incentive Plan for Key Contributors (hereinafter “Plan”) as set forth herein, effective July 1,2007.

2. Definitions. Whenever the initial letter of the following words or phrase is capitalized in the Plan, including any amendments, they shall have the respective meanings set forth below unless otherwise defined herein:

(a) “EBP Earnings” means a bonus to which a Participant is entitled under either (but not both) the Company’s established Executive Bonus Plan, or a bonus awarded pursuant to a Participant’s employment agreement

(b) “Award Payment Period” means the period of time at which Awards are paid.

(c) “Award” means, subject to adjustments as provided in paragraph 6(c) herein, an amount equal a participant’s “EBP Earnings.”

(d) “Board” means the Board of Directors of the Company.

(e) “CEO” means the chief executive officer of the Company.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Company” means Best Western International, Inc., and any successor entity thereto.

(h) “Covered Executive” means the chief executive officer, senior vice presidents and such other executives of the Company as the Board may by resolution, from time to time, identify for inclusion in this Plan.

(i) “Disability” means any disability of a Key Contributor that would qualify as permanent and total disability under the long-term disability plan sponsored by the Company and which results in the Key Contributor’s Separation From Service.

(j) “ERISA” means the Employee Retirement Income Security Act of 1974.

(k) “Fiscal Year” means the twelve-month period from December 1st to the following November 30th.

(l) “Key Contributor” means the chief executive officer, senior vice presidents and such other executives of the Company as the Board may by resolution, from time to time, identify for inclusion in this Plan and who (i) meet the eligibility requirements of Section 3 to participate in the Plan, and (ii) are determined by the Board to have a position or compensation level that allows him/her to affect or influence, through negotiation or otherwise, the design or operation of the Plan so as to eliminate his/her need for the substantive rights and protections of ERISA.

(m) “Performance Period” means a Fiscal Year during which performance is measured.

(n) “Plan” means this Best Western International, Inc., Long-Term Compensation Incentive Plan for Key Contributors, as amended from time to time.

(o) “Plan Year” means the Fiscal Year.

(p) “Retirement” means a Separation From Service by a Key Contributor after attaining the normal retirement age as defined in Best Western International, Inc. 401(k) Plan.

(q) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(r) “Separation From Service” shall be deemed to occur with respect to a Key Contributor if he/she dies, retires, or otherwise has a termination of employment with the Company; provided, that a Key Contributor’s employment relationship will be treated as continuing intact while on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or longer, and the Key Contributor’s right to reemployment is provided either by statute or by contract. Additionally, if the Key Contributor continues to provide services to the Company in any capacity after termination or expiration of an applicable employment agreement or termination of Key Contributor’s employment relationship with the Company, the determination of whether a “Separation From Service” has occurred shall be made in accordance with Section 409A and the regulations promulgated thereunder and the term “Company” as used in this definition of “Separation From Service” shall include all other organizations that together with the Company are part of a Code Section 414(b-c) control group of organizations.

(s) “Spouse” means the spouse, if any, to whom the Participant is legally married.

3. Eligibility. Participation in the Plan is limited to Key Contributors. Subject to Board approval, all Key Contributors employed by the Company in active service at the beginning of a Performance Period are eligible to participate in the Plan.

4. Term. The Plan is effective as of November 30, 2005. The first Performance Period for which Awards may be granted hereunder shall be the fiscal year beginning December 1, 2004. The first Awards shall be payable pursuant to paragraph 7 herein, in the first calendar quarter of 2008. This Plan shall be applicable for future Fiscal Years of the Company unless amended or terminated by the Board or the Committee as provided for herein.

5. Administration.

(a) Unless another Plan Administrator is designated by the Board, the Committee shall be the Plan Administrator of the Plan and shall have full discretionary power and authority to operate and administer the Plan, to interpret and construe the Plan so as to determine all factual and non-factual questions arising under or in connection with all Plan matters including, but not limited to, an individual’s Plan benefits and/or eligibility; and to, from time to time, prescribe and amend rules and regulations for such administration. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be on forms prescribed by the Plan Administrator and shall be filed in such manner as shall be specified by the Plan Administrator.

The Plan Administrator may act to correct any defect, supply any omission, or reconcile any inconsistency in the terms of the Plan. The Plan Administrator’s decisions, interpretations, constructions, determinations, and all other actions shall be final and binding on all parties.

(b) In addition to the foregoing powers, the Plan Administrator shall have the power to (i) change or waive any requirements of the Plan to conform with the law, provided such change does not increase or is not reasonably expected to increase the cost to the Company of maintaining the Plan; (ii) appoint such committees with such powers as it shall determine; (iii) determine the times and places for holding meetings of the Committee and the notice to be given of such meetings; (iv) determine the number of Committee members at the time in office that shall constitute a quorum for the transaction of business at the meeting, which shall not be less than two-thirds (2/3) of the members, excluding ex-officio members, at the time in office, (v) employ such agents, assistants, counsel (who may be counsel to the Company) and such clerical and other service providers as the Committee may require in carrying out the provisions of the Plan; and (vi) authorize one or more of their number or any agent to execute or deliver any instrument on behalf of the Committee.

(c) Committee action as to all matters requiring the exercise of discretion by the committee shall, if taken at a meeting of the Committee, be by the vote of a majority of the members of the Committee and, if not taken at a meeting, shall be by the agreement of a majority of the members of the Committee. Ministerial duties in connection with the administration of the Plan may be delegated by the Committee to any member or members thereof or to such agent or agents as it may select.

(d) The Committee and its members shall be entitled to rely upon all valuations, certificates and reports furnished by sponsors of the various investment options, upon all certificates and reports made by an accountant and upon all opinions given by any legal counsel selected or approved by Company. The Committee and its members shall be fully protected in respect of any action taken or suffered by them in good faith in reliance upon such valuations, certificates, reports, opinions, or other advice of any such accountant or counsel, and all action so taken or suffered is to be conclusive upon each of them and upon all Covered Executives, beneficiaries, and other persons.

(e) After considering the impact of an adjustment with respect to Section 409A compliance, the Board may, in its discretion, make such adjustments to terms and conditions of the Plan that the Board or Committee determines to be necessary and reasonable to prevent the loss by Covered Executives of the value of Awards granted pursuant to the Plan on account of events which affect the value of the Awards but which, in the judgment of the Board or Committee, are outside the control of the Covered Executives.

6. Calculation of Awards.

(a) Establishment of Plan Components. For each Performance Period, the Committee will define the following Plan Components which shall be incorporated into this Plan as an exhibit:

(i)	Performance Period;

(ii)	Key Contributors eligible to receive an Award;

The Plan Components for Performance Periods for Fiscal Years ending 2005, and 2006 are stated in Exhibit “A”.

(b) Approval and Communication of Plan Components. Prior to the beginning of each Performance Period, the Committee will submit the Plan components in Section 6(a) to Board for approval and upon Board approval communicate these components in writing to Key Contributors.

(c) Award Determination. Within a reasonable time, but not more than sixty (60) days after the end of the relevant Performance Period, the Committee will notify the Board of the Awards proposed to be granted to each Key Contributor for the Performance Period. The Board may, at its discretion, increase or decrease the amount of any proposed Award. The Board shall certify by resolution the value of the Award granted to each eligible Key Contributor. Upon certifying the value of each such Award, the Committee will notify each Key Contributor of his/her Award for the Performance Period.

7. Payment of Award. Except as otherwise provided in Section 8, payment of each Award granted to a Covered Executive shall be deferred for three years from the beginning of the fiscal year for which it is granted. Subject to other terms and conditions contained herein, an Award shall be paid in a lump sum cash distribution to the Covered Executive or his/her designated beneficiary in the third calendar month following the third anniversary of the beginning of the Performance Period with respect to which the Award was granted (e.g., an Award granted for the Performance Period beginning December 1, 2004, will be paid out during March of 2008. By way of example, see illustration attached hereto as Exhibit “B”). Unless otherwise expressly provided herein, no Award shall bear interest from the date it was granted until paid. Notwithstanding any other provision of this Plan to the contrary, if the payment of a Covered Executive’s Awards is subject to Section 409A, (a) neither the Covered Executive nor the Company shall have the right to accelerate, or defer, any payment of such Awards, (b) Awards shall be paid out of the Company’s general assets, and (c) payment of such Awards shall not commence until the first regular Company payday in the seventh (7th) month following the month in which Covered Executive’s Separation From Service occurs if (1) the Covered

Executive is a Code Section 416(i) key employee (determined without regard to Code Section 416(i)(5) which treats a key employee’s beneficiary as a key employee) of the Company at any time during the twelve month period ending on August 31st of the calendar year preceding the calendar year in which payment of benefits comments, and (2) the Company or any successor thereto has any stock that is publicly traded on an established securities market or otherwise on the date of Covered Executive’s Separation From Service. For purposes of this paragraph, the term “Company” shall include all other organizations that together with the Company are part of a Code Section 414(b-c) control group of organizations.

8. Vesting on Separation From Service Due to Death, Disability, or Retirement. If a Key Contributor incurs a voluntary or involuntary Separation From Service before payment of all Awards granted to him/her hereunder, such individual will forfeit any unpaid Award or awards previously granted to him/her unless the Key Contributor’s Separation From Service is due to the Key Contributor’s death, Disability, or Retirement, in which case such individual will be eligible to receive such unpaid Awards together with a pro rata portion of the Award (based on the number of days during the then current Performance Period in which such individual was actually employed by the Company) granted to the Key Contributor for the Performance Period in which his/her Separation From Service occurs.

9. Payment on Termination of Plan. If the Plan is terminated by the Board during a Performance Period, each Key Contributor will be eligible to receive a pro rata portion of the Award (based on the number of days during the then current Performance Period before the Plan termination occurs) granted to the Key Contributor for the Performance Period in which the Plan is terminated. Notwithstanding any other provision of this Plan to the contrary, if the Plan is terminated, Plan Awards payable to a Key Contributor shall be paid out according to the normal payment terms of the Plan.

10. Administrative Actions by the Plan Administrator.

(a) Statement of Participant’s Awards. The Plan Administrator or the Company may, within two hundred forty days after the end of a Plan Year, mail to each Covered Executive a statement setting forth the Awards of such Covered Executive as of the end of such year. Such statement shall be deemed to have been accepted as correct unless written notice to the contrary is received by the Plan Administrator or the Company, whichever mailed such statement, within thirty (30) days after the mailing of such statement to the Covered Executive or beneficiary.

(b) Delivery of Notices, Reports, and Statements to Participants. All notices, reports, and statements given, made, delivered, or transmitted to a Covered Executive or beneficiary shall be deemed duly given, made, delivered, or transmitted when mailed, by such class as the sender may deem appropriate, with postage prepaid and addressed to the Covered Executive or beneficiary at the address last appearing on the records of the Company with respect to this Plan.

(c) Delivery of Notices, Directions, and Communications to the Plan Administrator. All notices, directions, or other communications given, made, delivered, or transmitted by a Covered Executive to the Plan Administrator or Company, as the case may be, shall not be deemed to have been duly given, made, delivered, transmitted, or received unless and until actually received by the Plan Administrator or by the Company, as the case maybe.

(d) Plan Administrator and Company Records Conclusive. Subject to the provisions of this Section 10, the records of the Plan Administrator and the Company shall be conclusive in respect to all matters involved in the administration of this Plan.

(e) Payment of Expenses. All costs and expenses incurred in administering this Plan, including the fees and expenses of the Plan Administrator, shall be paid by the Company, unless specified herein to the contrary.

(f) Recognition of Participant’s Agent. The Plan Administrator shall not be bound to recognize the authority or agency of any party for a Covered Executive unless and until it shall receive documentary evidence thereof in form and substance satisfactory to it and thereafter from time to time, as the Plan Administrator may require, further documentary evidence disclosing the status of any agency.

(g) Legal Actions. In any action or application to the courts, only the Company shall be a necessary party and no other person, firm, or corporation shall be entitled to any notice or process. Any final judgment entered on such action or proceeding shall be conclusive upon all persons claiming under the Plan. Every right of action by any Covered Executive or former Covered Executive with respect to the Plan shall, irrespective of the place where such action may be brought, cease and be barred by the expiration of three (3) years from the Covered Executive’s Separation From Service.

(h) Benefit Claims Procedure. Any claim for benefits under the Plan shall be made in writing to the Plan Administrator. If such claim for benefits is wholly or partially denied, the Plan Administrator shall, within a reasonable period of time not to exceed ninety (90) days after receipt of the claim, notify the Covered Executive or beneficiary or other party making the claim (the “Claimant”) of the denial of the claim. Such notice of denial (1) shall be in writing, (2) shall be written in a manner calculated to be understood by the Claimant, and (3) shall contain (i) the specific reason or reasons for denial of the claim, (ii) a specific reference to the pertinent Plan provisions upon which the denial is based, (iii) a description of any additional material or information necessary to perfect the claim, along with an explanation of why such material or information is necessary, and (iv) an explanation of the claim review procedures and the time limits applicable to such procedures and a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination upon review. The ninety (90) day period may, under special circumstances, be extended up to an additional ninety (90) days upon written notice of such extension to the Claimant which notice shall specify the extraordinary circumstances and the extended date of the decision. Notice of extension must be given prior to expiration of the initial ninety (90) day period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Plan Administrator expects to render a decision on the claim. If the claim is denied, the Claimant may file a request for review as provided in the next paragraph.

Within sixty (60) days after the receipt of the decision denying a claim by the Claimant, the Claimant may file a written request with the Committee that it conduct a full and fair review of the denial of the claim for benefits. The Claimant or his/her duly authorized representative may review pertinent documents and submit issues and comments in writing to the Plan Administrator in connection with the review.

The Plan Administrator shall deliver to the Claimant a written decision on the review of the denial within a reasonable period of time not to exceed sixty (60) days after the receipt of the aforesaid request for review, except that if there are special circumstances (such as the need to hold a hearing, if necessary) which require an extension of time for processing, the aforesaid sixty (60) day period shall, upon written notice to the Claimant be extended an additional sixty (60) days. Notice of an extension shall be given within the initial sixty (60) day review period. The extension notice shall indicate the special circumstances that require an extension of time and the date by which the Plan Administrator expects to render a decision upon review.

Upon review the Claimant shall be given the opportunity to (1) submit written comments, documents, records, and other information relating to its claim, and (2) request and receive, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. Whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA regulations. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The decision on review shall be written in a manner calculated to be understood by the Claimant and, if adverse, shall (1) include the specific reason or reasons for the decision, (2) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (3) contain a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to applicable ERISA Regulations), and (4) contain a statement describing the Claimant’s right to bring an action under ERISA Section 502(a).

11. Divorce of a Participant. Notwithstanding the non-assignability provisions of Section 12(k) and/or any other provisions of the Plan to the contrary, if a Covered Executive is legally divorced or separated from his/her former spouse and pursuant to a court order all or a part of the vested portion of the Covered Executive’s Awards are allocated to such spouse, such portion shall be transferred to a bookkeeping account established for the spouse on the Company’s books and amounts credited to such account (adjusted for investment earnings and losses thereon) shall be paid to the ex-spouse, or the ex-spouse’s beneficiary, in the same manner as payments are made to the Covered Executive; such payments shall be made within thirty (30) days of the date that Award payments are paid to the Covered Executive or the Covered Executive’s Beneficiary hereunder.

12. Limitation. No claim or action by any Participant for any alleged breach or omission hereunder may be brought or maintained after the third anniversary of Participant’s Separation From Service.

13. Miscellaneous.

(a) Amendment or Termination. Notwithstanding that a Key Contributor has become a Covered Executive and thereafter performed services for Company, the Board shall, without giving prior notice to any Covered Executive, have the right to (a) at any time terminate this Plan by adopting a Board resolution to terminate the Plan, and (b) at any time, and in any manner, amend the terms of the Plan by adopting a written amendment thereto. Notwithstanding the foregoing, neither a Plan amendment nor the termination of the Plan shall cause a decrease in the amount of an Award previously granted to a Covered Executive.

(b) Conflict with Employment Agreement. To the extent any provision of the Plan conflicts with any provision of a written employment or other agreement between a Key Contributor and the Company, the provisions of this Plan shall control.

(c) Employment Rights. The Plan does not constitute a contract of employment and participation in the Plan will not give a Key Contributor the right to be rehired or retained in the employ of the Company, nor will participation in the Plan give any Key Contributor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

(d) Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

(e) Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(f) Action by the Board or Committee. Any action required of or permitted by the Board or Committee under this Plan shall be by resolution of the Board or Committee or by a person or persons authorized by resolution of the Board or Committee.

(g) Controlling Laws. Except to the extent superseded by laws of the United States, the laws of Arizona shall be controlling in all matters relating to the Plan.

(h) Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

(i) Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as if such illegal or invalid provision had never been contained in the Plan.

(j) Effect of headings. The descriptive headings of the Sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

(k) Non-Assignability. The right of a Covered Executive, or any other person, to the payment of deferred compensation or other benefits under this Plan, as well as such Covered Executive’s or person’s interest in Awards shall not be subject to anticipation, assignment, pledge, or charge in whole or in part (except as specifically allowed in the Plan), either directly or by operation of law or otherwise, including but without limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, but excluding devolution by death or mental incompetency, and any attempt to anticipate, assign, pledge, or charge (except as specifically allowed in the Plan) any such right or interest shall be void and no right or interest of any Covered Executive under this Plan or in his/her Awards shall be liable for or subject to any obligation or liability or tort of such Covered Executive. If any Covered Executive shall attempt to anticipate, assign, pledge or charge (except as specifically provided in this Plan) any of his/her rights or interests hereunder or if such rights or interests shall be subjected to execution, levy, garnishment, attachment, pledge or bankruptcy, then such rights and interests shall, in the discretion of the Board, cease and terminate and, in that event, the Company may hold or apply the same or any part thereof to or for the benefit of such Participant or his/her designated Beneficiary in such manner and in such proportion as the Company may think proper.

(l) No Liability. No member of the Board or the Committee or any officer or Key Contributor of the Company shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and Key Contributors of the Company, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of the Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in the Plan, each Key Contributor agrees to release and hold harmless each of the Company, the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Key Contributor in connection with his participation in the Plan.

(m) Successors. This Plan shall be binding upon all persons entitled to benefits hereunder, their respective heirs and legal representatives, and upon the Company, and its successors and assigns.

(n) Unsecured Creditor. A Covered Executive’s rights to Plan benefits represent rights of only a general unsecured creditor of the Company. The Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. All amounts payable under the Plan will be paid by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under the Plan. The Company may, however, in its sole discretion, set funds aside in investments to meet its anticipated obligations under the Plan. Any such action or set-aside amount may not be deemed to create a trust of any kind between the Company and any Key Contributor or beneficiary or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights against the assets of the Company greater than the rights of any other unsecured creditor of the Company.

This Plan was adopted and approved by the Board in Phoenix, Arizona, on April 30, 2007.

/s/ Charles Helm
Charles Helm Chairman of the Board